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                                                                                                            EXHIBIT (11)



COMPUTATION OF EARNINGS PER SHARE                                                                    First Interstate Bancorp
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                                                                       Three Months Ended                Six Months Ended
                                                                            June 30                            June 30
                                                                   ------------------------          ------------------------
(dollar amounts in millions, except per share amounts)                 1995          1994               1995          1994
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
Net income applicable to common stock
Net income                                                         $   219.9      $   208.2          $   431.9      $   392.3
Less dividends on preferred stock                                        8.3            8.3               16.6           16.6
                                                                   ---------      ---------          ---------      ---------
Net income, as adjusted, for calculation of
  primary and fully diluted earnings per share                     $   211.6      $   199.9          $   415.3      $   375.7
                                                                   =========      =========          =========      =========

Weighted average number of shares (in thousands)
Weighted average number of shares outstanding                         76,094         82,144             75,570         80,096
Dilutive effect of outstanding stock options
  (as determined by application of the
  treasury stock method)                                               1,354          1,700              1,379          1,572
Stock units under Management Incentive Plan                               22             20                 21             18
                                                                   ---------      ---------          ---------      ---------
Weighted average number of shares, as
  adjusted, for calculation of primary
  earnings per share                                                  77,470         83,864             76,970         81,686
Additional dilutive effect of
  outstanding stock options                                                2              1                 36            129
                                                                   ----------     ---------          ---------      ---------
Weighted average number of shares, as
  adjusted, for calculation of fully
  diluted earnings per share                                          77,472         83,865             77,006         81,815
                                                                   =========      =========          =========      =========

Primary and fully diluted earnings per share 1
Net income                                                         $    2.73      $    2.38          $    5.40      $    4.60
                                                                   =========      =========          =========      =========


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1    Fully diluted earnings per share are considered equal to primary earnings per share because the addition of potentially dilutive securities which are not common stock equivalents resulted in dilution of less than three percent.


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